Exhibit 10.1

TRANSITION AND RELEASE AGREEMENT`

This Transition and Release Agreement (“Agreement”) is entered into by and between Tamer K. Abuaita (“Mr. Abuaita”) and Stanley Black & Decker, Inc. (“the Company” or “SBD”) dated as of March 31, 2025 (the “Effective Date”).

WHEREAS, SBD currently employs Mr. Abuaita as its Global Chief Supply Chain Officer and President, Industrial;

WHEREAS, commencing May 1, 2025, Mr. Abuaita will assume a new position as Senior Advisor for a one-year term (unless terminated earlier as set forth in Paragraph 4 below); and

WHEREAS, Mr. Abuaita’s employment with SBD will end April 30, 2026 (unless terminated earlier as set forth in Paragraph 4 below).

NOW THEREFORE, in consideration for the mutual promises contained in this Agreement and for the other good and valuable consideration, the adequacy and receipt of which each party expressly acknowledges, Mr. Abuaita and SBD agree as follows:

1.

Employment. From the Effective Date through April 30, 2025, Mr. Abuaita will be employed by SBD in his current role as Global Chief Supply Chain Officer and President, Industrial, with those duties and responsibilities in transition based upon the terms of transition set forth between him and the Company. Effective May 1, 2025 through April 30, 2026 (unless terminated earlier as set forth in Paragraph 4 below), Mr. Abuaita will be employed by SBD in the position of Senior Advisor, reporting to SBD’s President and Chief Executive Officer (“CEO”). As Senior Advisor, Mr. Abuaita’s job duties and responsibilities will be to provide advice and consultation as requested by the CEO. Mr. Abuaita will not be required to work from SBD’s workplace but must make himself available to the CEO as requested. Mr. Abuaita’s employment with the Company will end on April 30, 2026 (unless terminated earlier as set forth in Paragraph 4 below) (“Separation Date”). If, prior to the Separation Date, Mr. Abuaita accepts employment or other engagement on a part-time or full-time basis, he shall promptly notify the Company prior to the consummation of such services.

2.	Salary and Benefits.

a.

Mr. Abuaita will continue to receive his current base salary, less customary payroll deductions, from the Effective Date through April 30, 2026. During his employment as Senior Advisor, SBD will pay Mr. Abuaita a monthly salary of $62,500, less customary payroll deductions, paid on SBD’s regular paydays. In addition, during his employment as Senior Advisor, Mr. Abuaita will continue to be eligible for SBD-provided medical, dental, vision, Basic and Executive Life, and accidental death and dismemberment (“AD&D”) insurance coverages, subject to the terms and conditions of such coverage, provided that Mr. Abuaita continues to pay his portion of the required premiums. Mr. Abuaita will continue to be eligible for retirement benefits solely under the Retirement Account Plan through the Separation Date, subject to any amendments that are made to such plan. If applicable, Mr. Abuaita will remain eligible to participate in the Employee Stock Purchase Plan through the Separation Date and may continue to sell stock through the Plan’s transfer agent after the Separation Date. Effective May 1, 2025, Mr. Abuaita will no longer accrue, or be eligible for, any SBD paid time off benefit. Effective May 1, 2025, Mr. Abuaita will no longer: (i) be eligible for SBD-paid disability insurance coverage; (ii) actively participate in the Supplemental Retirement Account Plan, or (iii) receive any financial planning, executive medical exam, annual executive physical program, and company product perquisites.

b.

No later than October 31, 2025, Mr. Abuaita may request from the Company outplacement services. If he so chooses, the Company will provide Mr. Abuaita with six months outplacement services through Cedrone & O’Neill (or such other outplacement agency selected in the Company’s sole discretion) commencing immediately but no later than November 15, 2025.

3.

Management Incentive Compensation Plan, Employee Stock Purchase Plan, Long-Term Incentive Plan, Stock Options, Restricted Share Units, and Performance Share Units. Mr. Abuaita’s eligibility for new grants or awards under the SBD Management Incentive Compensation Plan (“MICP”) and Long-Term Incentive Plan (“LTIP”) will end effective May 1, 2025. Mr. Abuaita will be eligible for a 4/12th pro-rated payment, if any such payment is earned, under the 2025 MICP excluding any additional payment associated with the AGM Kicker, payable in 2026. Mr. Abuaita will not be eligible to receive any additional Stock Options, Restricted Share Units (“RSUs”), or Performance Share Units (“PSUs”) after May 1, 2025; however, all outstanding Stock Options, RSUs and PSUs will remain eligible to vest through the Separation Date, subject to the terms of the applicable award agreement and applicable law.

4.	Employment Separation.

a.

Mr. Abuaita’s employment may be terminated prior to the date set forth in Paragraph 1 by virtue of (a) Mr. Abuaita’s voluntary resignation, (b) a termination by the Company for “Cause” as defined in the Stanley Black & Decker 2024 Omnibus Award Plan or (c) a termination by the Company without Cause.

b.	So long as Mr. Abuaita’s employment is not terminated by the Company for Cause:

i.	Mr. Abuaita will receive his monthly salary of $62,500, less customary payroll deductions, paid on SBD’s regular paydays from May 1, 2026 until April 30, 2027; and

ii.

subject to his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and subject to his copayment of premium amounts at the active employees’ rate, the Company will pay or reimburse the remainder of the premiums for Mr. Abuaita’s and any qualifying beneficiaries’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (A) the six-month anniversary of the Separation Date; (B) Mr. Abuaita becoming eligible for other comparable group health benefits from a subsequent employer, or (C) the expiration of Mr. Abuaita’s rights under COBRA.

c.

All of Mr. Abuaita’s SBD-provided employment benefits will end as of the Separation Date, if not earlier as described in Paragraphs 2 and 3, in accordance with the respective plan terms, unless Mr. Abuaita elects to continue his SBD-provided group medical, dental, and vision insurance at his own expense (subject to Paragraph 4(b)(ii) above) through COBRA, or continue or convert his SBD-provided life and/or long-term disability insurance plan at his own expense in accordance with the terms of those plans. For the avoidance of doubt, Mr. Abuaita shall not be eligible for, or be entitled to, any other severance payment from SBD or any SBD affiliate.

5.

Consideration For Restrictive Covenants. Mr. Abuaita expressly acknowledges and agrees that the payments and benefits set forth in Paragraphs 2 through 4 is sufficient consideration in exchange for the restrictive covenants set forth in Paragraph 9. Mr. Abuaita further acknowledges that the payments and benefits set forth in Paragraph 2 through 4 would not otherwise be offered except for in exchange for the restrictive covenants set forth in Paragraph 9. Mr. Abuaita agrees not to challenge the sufficiency of such consideration in any future claim arising or related to this Agreement.

6.

Preconditions to Payment. Mr. Abuaita expressly acknowledges and agrees that any and all payments and benefits set forth in Paragraphs 2 through 4 above are expressly contingent upon Mr. Abuaita (i) fully complying with the terms of this Agreement (including, without limitation, the Restrictive Covenants set forth in Paragraph 9), (ii) signing, dating, and returning this Agreement to SBD’s Senior Vice President, Chief Human Resources Officer on or before March 31, 2025, (iii) signing, dating, and returning the Reaffirmation of Release set forth in Appendix A to SBD’s Senior Vice President, Chief Human Resources Officer on or within 21 days after the Separation Date, and (vi) not revoking his signature on this Agreement as set forth in Paragraph 17 below or his signature on Appendix A as set forth therein.

7.

Total Payments and Benefits. The payments and benefits described in this Agreement constitute the entirety of the monies and benefits that SBD or any SBD affiliate shall be required to pay or provide to Mr. Abuaita. Mr. Abuaita hereby expressly waives any right to any payment or benefit not described in this Agreement based upon his status as an employee, former employee, or any other relationship to SBD including, but not limited to, any accrued but unused vacation, bonus, stock award, severance, or any other payment or benefit. Mr. Abuaita acknowledges and agrees that the payments and benefits set forth in Paragraphs 2-4 above include any such payments or benefits to which he otherwise may have been entitled.

8.

Resignation of Officer and Director Positions. Mr. Abuaita agrees that he has resigned all SBD and its affiliates’ director and officer positions, including his SBD appointed National Association of Manufacturing (“NAM”) board seat effective as of May 1, 2025. Mr. Abuaita agrees to sign any documents required by SBD consistent with such resignations.

9.	Restrictive Covenants.

a.

Non-Solicitation of Employees and Agents. Mr. Abuaita acknowledges that the protection of SBD’s Confidential Information (including SBD’s trade secrets) and the stability of SBD’s workforce are crucial for SBD’s business success and serve as valid, legitimate interests warranting the protections set forth in this Paragraph 9(a). Accordingly, during the Restricted Period, Mr. Abuaita (i) shall not directly or indirectly, Solicit or attempt to Solicit any Restricted Person to terminate his, her or its relationship with or services for SBD; and (ii) shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment to any Restricted Person.

b.

Non-Solicitation of Customers and Prospective Customers. Mr. Abuaita acknowledges that his position with SBD exposed him to certain customers and prospective customers of SBD, resulted in significant SBD business good will with such customers and prospective customers, and resulted in his use, review, access to, and development of crucial SBD Confidential Information relating to such customers. Mr. Abuaita further agree that all of these matters give rise to a genuine and significant business interest worthy of SBD’s protection through the terms of this Paragraph 9(b). Accordingly, during the Restricted Period, Mr. Abuaita will not, directly or indirectly, service, sell to, solicit, encourage, or induce or attempt to service, sell to, solicit, encourage, or induce any Restricted Customer or Prospective Customer with respect to products or services that are similar to those sold or offered to any such Restricted Customer or Prospective Customer.

c.

Non-Competition. Mr. Abuaita acknowledges that his position with SBD exposed him to certain customers or prospective customers of SBD, exposed him to Confidential Information relating to such customers and prospective customers, and exposed him to significant amounts of Confidential Information relating to the Restricted Business Unit. Mr. Abuaita further agree that all of these matters give rise to a genuine and significant business interest worthy of SBD’s protection through the terms of this Paragraph 9(c). Accordingly, during the Restricted Period, Mr. Abuaita shall not, within the Restricted Area, directly or indirectly, on behalf of himself or any other person, business or entity, Compete with SBD.

d.

Protection and Non-Disclosure of Confidential Information. As set forth above, Mr. Abuaita acknowledges that by virtue of his position within SBD, he used, reviewed, accessed and had access to, and developed crucial SBD Confidential Information. Mr. Abuaita further acknowledges that all such Confidential Information is worthy of protection by SBD and that the improper use, disclosure or leveraging of such Confidential Information would cause irreparable harm to SBD that monetary relief alone could not fully redress.

i.

Accordingly, Mr. Abuaita promises that following the date he executes this Agreement and for all time thereafter (as long as the information at issue remains unknown or not reasonably ascertainable by SBD competitors or the general public through lawful means) he will not take from SBD, use, disclose, or otherwise leverage SBD’s Confidential Information nor disclose it to any person or entity.

ii.

Upon request of the Company and no later than Mr. Abuaita’s last date of employment with SBD, Mr. Abuaita must also return any and all SBD Confidential Information within his possession, custody, or control, including (without limitation) any Confidential Information he presently has on any personally owned, managed, or maintained electronic device, system, or account. Following the return of any such Confidential Information he must take immediate steps to ensure that no copies of such Confidential Information — in either electronic or paper form — remain within his possession, custody, or control. Mr. Abuaita agrees and acknowledges that his obligations to return such Confidential Information is continuing in nature and that he must promptly return any Confidential Information he later discovers that he still possesses, has custody over, or otherwise controls, including at any time following the end of his SBD employment.

iii.

Notwithstanding his preexisting obligations with respect to confidential employer information, pursuant to the federal Defend Trade Secrets Act, Mr. Abuaita cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

e.	Definitions. As used in this Paragraph 9:

i.

“Compete” means (A) engaging in services on behalf of a business that are reasonably likely to result in the use or disclosure of SBD’s Confidential Information; and/or (B) participating in the management, oversight, administration, planning, research, development, marketing or sale of any products or services in a Restricted Business Unit for any of the following companies: (1) Techtronic Industries (“TTI”) (including any successor, subsidiary, business unit, or operating unit including but not limited to Milwaukee Tools); (2) Chervon (including any successor, subsidiary, business unit, or operating unit including but not limited to EGO, Flex and Skil); (3) Bosch (including any successor, subsidiary, business unit, or operating unit including but not limited to Bosch and Dremel); (4) Husqvarna (including any successor, subsidiary, business unit, or operating unit including but not limited to Husqvarna and Poulan); and (5) Toro (including any successor, subsidiary, business unit, or operating unit including but not limited to Toro, ExMark, Spartan, Ventrac, and Lawn Boy).

ii.

“Confidential Information” means information, including but not limited to trade secrets as defined by governing state and federal law, that is encompassed in any form or medium, including written, electronic, or verbal information, related to SBD’s business that he acquired by virtue of his employment or business relationship with the Company, and that is not known or reasonably ascertainable by SBD competitors or the general public through lawful means. Confidential Information includes, without limitation, techniques; business and marketing plans, practices and strategies; internal methods of operation, techniques, systems and processes; customer, supplier, vendor or other third-party contracts, negotiations, bids, and proposals (to the extent not publicly disclosed with authorization from one or more parties to the transaction, negotiation, or other business relationship); research and development; engineering data; financial information (including financial statements) and documents and data concerning the Company’s ongoing or future financial strategies; pricing and cost information and strategies; data regarding sales; customer identities and lists; potential customer identities and lists; customer requirements; information received from any customer of SBD; supplier and vendor identities and lists; training materials; product designs, development and testing information; artistic content of productions; business plans; projections; programming data; formulas; secret processes; machinery or devices; product design, development and testing information; technical information, including source code and object code; personnel information, including compensation, benefits and performance evaluations, excluding such information pertaining to him; research projects; and strategic plans, or other information considered by SBD to be confidential, competitively sensitive or proprietary. “Confidential Information” does not include information that Mr. Abuaita has a right to disclose under applicable law, including his right to disclose: (i) information relating to his own compensation or terms and conditions of employment; and/or (ii) information relating to conduct (or a settlement involving conduct) that he reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

iii.

“Prospective Customer” means any person, business, or entity regarding whom Mr. Abuaita or any person within Mr. Abuaita’s reporting chain was involved in attempting to service, sell to, solicit, encourage, or induce during his SBD employment (A) in the two years immediately prior to May 1, 2025 and (B) between May 1, 2025 and the Separation Date.

iv.

“Restricted Area” means the geographic areas serviced by any Restricted Business Unit including: (A) the countries where SBD operates; and (B) the customer locations where any Restricted Business Unit had conducted any business during his SBD employment (1) in the two years immediately prior to May 1, 2025 and (2) between May 1, 2025 and the Separation Date. Mr. Abuaita agrees and acknowledges that his SBD role includes global responsibilities and that the Restricted Area is reasonable and tailored to protect SBD’s legitimate business interests.

v.

“Restricted Business Unit” means the products and services that are similar to or competitive with the products and services on which Mr. Abuaita had management, planning, research, development, or sales responsibilities as an SBD employee at any time (A) in the two years immediately prior to May 1, 2025 and (B) between May 1, 2025 and the Separation Date.

vi.

“Restricted Customer” means any person, business, or entity with whom the Company transacted business during his SBD employment (A) in the two years immediately prior to May 1, 2025 and (B) between May 1, 2025 and the Separation Date, and for whom (1) Mr. Abuaita or any person within his reporting chain had material business-related contact; or (2) any person, business, or entity about whom Mr. Abuaita received or learned Confidential Information.

vii.	“Restricted Period” means the two-year period from May 1, 2025 until April 30, 2027 (regardless of when the Separation Date occurs).

viii.

“Restricted Person” means any employee, consultant, independent contractor or other service provider of SBD with whom Mr. Abuaita had material business-related contact during his SBD employment (A) in the two years immediately prior to May 1, 2025 and (B) between May 1, 2025 and the Separation Date.

ix.	“SBD” and the “Company” shall include SBD and its direct and indirect subsidiaries.

x.

“Solicit” shall include any solicitation, enticement, encouragement or inducement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring or setting of the initial terms and conditions of employment.

10.

Non Disparagement. Mr. Abuaita agrees not to engage in any conduct, or make any statement, that may disparage, defame, or otherwise diminish the reputation of SBD, its affiliates, or their respective directors, officers, employees, or products. Notwithstanding the above, nothing in this Paragraph precludes Mr. Abuaita from making truthful statements to any governmental regulatory agency or from testifying in any legal proceeding.

11.

General Release. Mr. Abuaita, and any person or entity claiming through him, agree to fully, finally, and forever release and discharge SBD and each and all of its predecessors, successors, assigns, and affiliates, and each of the foregoing’s respective past, present, and future owners, directors, officers, employees, agents, attorneys, and representatives (the “Released Parties”), from any and all claims, causes of action, and demands of any nature whatsoever in law or in equity, both known or unknown, asserted or unasserted, foreseen or unforeseen, which Mr. Abuaita ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date that Mr. Abuaita signs this Agreement including, but not limited to, any and all claims related in any way to Mr. Abuaita’s employment or cessation of employment with SBD. The released claims include, but are not limited to, all claims that could have been asserted by Mr. Abuaita or on his behalf against any of the Released Parties in any federal, state, local or foreign court, commission, department, or agency, or under any common law theory or under any employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Connecticut Fair Employment Practices Act, the Maryland Fair Employment Practices Act, and the Code of Baltimore County, Maryland antidiscrimination law. Mr. Abuaita represents and warrants that he has not assigned any claim or potential claim, or filed or initiated any legal proceeding against, any of the Released Parties and that no such legal proceeding has been filed or initiated on his behalf. Notwithstanding the above, this General Release does not apply to any claim that cannot be waived under applicable law, including any whistleblower claim under the jurisdiction of the U.S. Securities and Exchange Commission.

12.

Remedies; Waiver. If Mr. Abuaita breaches this Agreement, the Company shall be entitled to preliminary and permanent injunctive relief plus attorneys’ fees the Company incurs in enforcing this Agreement (including, without limitation, the terms of Paragraph 9), unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate. This includes, without limitation, actual and consequential damages. Mr. Abuaita further agrees and acknowledges that his violations of the provisions of Paragraph 9 may cause SBD to accrue, among other things, significant lost profits and that such losses are a reasonably foreseeable result of any such breach of Paragraph 9 by Mr. Abuaita. SBD’s waiver of a breach by Mr. Abuaita of any provision of this Agreement or decision not to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Mr. Abuaita of any such provision or of any other provision, or of SBD’s right to enforce any such provision or any other provision with respect to Mr. Abuaita in the future. No act or omission of SBD shall constitute a waiver of its rights hereunder except for a written waiver signed by the SBD’s CEO.

13.

Future Cooperation. Mr. Abuaita agrees to make himself available to assist the Company with transitioning his duties as well as with any investigations, legal claims, or other matters concerning anything related to his employment. Mr. Abuaita specifically agrees to make himself available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents he possesses or controls. “Cooperation” does not mean he must provide information favorable to the Company; it means only that he will upon the Company’s request provide information he possesses or controls. If the Company requests his cooperation, it will reimburse him for reasonable time and expenses, provided he submit appropriate documentation.

14.

Non-Admission. Neither the Company’s offer reflected in this Agreement nor any payment under this Agreement are an admission that Mr. Abuaita has a viable claim against the Company or any other Releasee. Each Releasee denies all liability.

15.	Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Florida, without regard to its choice of law provisions.

16.

Entire Agreement. This Agreement, the MICP, the SBD Employee Stock Purchase Plan, the LTIP, and the SBD Stock Options, RSUs, and Performance Share Units grant awards to Mr. Abuaita constitute the complete understanding between Mr. Abuaita and the Company; provided, however that the covenants set forth in Paragraphs 9 and 10 shall be in addition to, and not in lieu of, the covenants under that certain Stanley Black & Decker Employee Restrictive Covenant Agreement by and between SBD and Mr. Abuaita dated November 21, 2021 (the “Restrictive Covenant Agreement”). All obligations under the Restrictive Covenant Agreement are incorporated into this Agreement by reference and are to be read in a manner consistent with all post-termination and/or post-employment obligations set forth at Paragraph 9 of this Agreement.

17.

Review and Revocation Right. Mr. Abuaita acknowledges that he (i) has had sufficient time to review the terms and effect of this Agreement (including Appendix A), (ii) understands the terms and effect of this Agreement, (iii) may take up to 21 days to decide whether to sign this Agreement, (iv) has been advised to consult with an attorney prior to signing this Agreement, and (v) knowingly and voluntarily signs this Agreement intending to be bound by its terms. Mr. Abuaita understands that he may revoke his signature on this Agreement within seven days after the date that he signs it upon giving written notice to SBD’s Senior Vice President, General Counsel, and Secretary. If he does not revoke this Agreement within that seven-day period, Mr. Abuaita acknowledges and agrees that this Agreement will become effective on the eighth day after the date that he signs it, and Mr. Abuaita shall have no further right to revoke this Agreement.

18.

Counterparts. This Agreement may be signed in counterparts, each of which taken together shall constitute one and the same instrument. Electronic transmission of a signed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

MR. ABUAITA AND SBD EACH EXPRESSLY AFFIRM THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH INTENDS TO BE BOUND THEREBY.

/s/ Tamer Abuaita	By:	/s/ Deborah Wintner
TAMER ABUAITA	STANLEY BLACK & DECKER, INC.

March 31, 2025	March 31, 2025

Name: Deborah Wintner
Title: SVP, Chief Human Resources Officer

Appendix A

Supplemental Release -Reaffirmation of Release of Claims

I, Tamer Abuaita, reassert and reaffirm the terms of the Transition and Release Agreement (“Agreement”) as to all claims, whether known or unknown, that have arisen or could have arisen between the time that I signed the Agreement until the date set forth below that I signed this Appendix A. I understand that I may revoke my signature on this Appendix A within seven days after the date that I sign this Appendix A upon giving written notice to SBD’s Senior Vice President, Chief Human Resources Officer. I further understand that if I do not revoke my signature on this Appendix A within that seven-day period, this Appendix A will become effective on the eighth day after the date that I sign this Appendix A and I shall have no further right to revoke my signature below.

TAMER ABUAITA

Dated: May , 2026